American Homeowner Preservation 2015A+ LLC

(a Delaware limited liability company)

AHP Servicing LLC

(a Delaware limited liability company)

Form C

Disclosures in Reg CF Offering

April 24, 2024

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Table of Contents

PURPOSE OF THIS FORM

§227.201 (a) BASIC INFORMATION ABOUT THE COMPANIES

§227.201 (b) DIRECTORS AND OFFICERS OF THE COMPANIES

§227.201 (c) EACH PERSON WHO OWNS 20% OR MORE OF THE VOTING POWER

§227.201 (d) THE BUSINESS AND BUSINESS PLAN

§227.201 (e) NUMBER OF EMPLOYEES

§227.201 (f) RISKS OF INVESTING

§227.201 (g) TARGET OFFERING AMOUNT AND OFFERING DEADLINE

§227.201 (h) COMMITMENTS THAT EXCEED THE TARGET OFFERING AMOUNT

§227.201 (i) HOW THE COMPANIES INTEND TO USE THE MONEY RAISED IN THE OFFERING

§227.201 (j) THE INVESTMENT PROCESS

§227.201 (k) MATERIAL CHANGES

§227.201 (l) PRICE OF THE SECURITIES

§227.201 (m) TERMS OF THE SECURITIES

§227.201 (n) THE FUNDING PORTAL

§227.201 (o) COMPENSATION OF THE FUNDING PORTAL

§227.201 (p) INDEBTEDNESS OF THE COMPANIES

§227.201 (q) OTHER OFFERINGS OF SECURITIES WITHIN THE LAST THREE YEARS

§227.201 (r) TRANSACTIONS BETWEEN THE COMPANIES AND “INSIDERS”

§227.201 (s) FINANCIAL CONDITION

§227.201 (t) FINANCIAL STATEMENTS

§227.201 (u) DISQUALIFICATION EVENTS

§227.201 (v) UPDATES ON THE PROGRESS OF THE OFFERING

§227.201 (w) ANNUAL REPORTS

§227.201 (x) OUR COMPLIANCE WITH REPORTING OBLIGATIONS

EXHIBIT A	RISK OF INVESTING
EXHIBIT B	FORM OF INVESTMENT AGREEMENT
EXHIBIT C	LIMITED LIABILITY COMPANY AGREEMENT
EXHIBIT D	FUNDING AGREEMENT
EXHIBIT E	FINANCIAL STATEMENTS

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Form C

Company Disclosures

Purpose of This Form

A Company that wants to raise money using Regulation Crowdfunding must give certain information to prospective investors, so investors will have a basis for making an informed decision. The Securities and Exchange Commission, or SEC, has issued regulations at 17 CFR §227.201 listing the information companies must provide. This form – Form C – is the form used to provide that information.

Each heading below corresponds to a section of the SEC’s regulations.

Summary of Offering

American Homeowner Preservation 2015A+ LLC (“AHP 2015A+”) and AHP Servicing LLC (“AHP Servicing”), both Delaware limited liability companies (each a “Company” and together the “Companies”) are raising capital to fund litigation involving Oak Harbor Capital LLC and its affiliates (the “Litigation”).

The Companies claim, among other things, that Oak Harbor Capital LLC and its affiliates are wrongfully holding approximately $63,778,847 of mortgage loans owned by the Companies, which are secured by approximately $67,988.724 of real estate (houses). Through the Litigation, the Companies expect to recover those mortgage loans for the benefit of their investors.

We refer to this offering under Regulation Crowdfunding as the “Offering.”

§227.201(a) – Basic Information

AHP 2015A+

Name	American Homeowner Preservation 2015A+ LLC
State of Organization (not necessarily where the Company operates, but the State in which the Company was formed)	Delaware
Date Company Was Formed (from the Company’s Certificate of Incorporation)	January 21, 2016
Kind of Entity	Limited Liability Company
Street Address	440 S La Salle Street Chicago, IL 60605
Website Address	www.ahpfund.com

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AHP Servicing

Name	AHP Servicing LLC
State of Organization (not necessarily where the Company operates, but the State in which the Company was formed)	Delaware
Date Company Was Formed (from the Company’s Certificate of Incorporation)	June 27, 2017
Kind of Entity	Limited Liability Company
Street Address	440 S La Salle Street Chicago, IL 60605
Website Address	www.ahpservicing.com

AHP 2015A+

	As of 12/31/2021	As of 12/31/2022
Total Assets*	$13,143,945	$14,630,252
Cash & Equivalents	$1,354	$84,895
Account Receivable	$602,241	$19,816
Short-Term Debt	$178,346	$214,658
Long-Term Debt*	$2,922,734	$2,551,379
Revenues/Sales	$9,319,639	$6,712,343
Cost of Goods Sold	$6,393,726	$4,070,785
Taxes Paid	$536,114	$2,643,564
Net Income	$2,389,799	$(394,863)

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AHP Servicing

	As of 12/31/2021	As of 12/31/2022
Total Assets*	$54,891,281	$57,220,802
Cash & Equivalents	$96,642	$1,136,276
Account Receivable	$1,823,390	$462,753
Short-Term Debt	$3,447,359	$2,724,402
Long-Term Debt*	$31,173,586	$19,109,813
Revenues/Sales	$32,551,154	$31,034,474
Cost of Goods Sold	$28,864,871	$21,482,646
Taxes Paid	$12,471,208	$9.325,268
Net Income	$(8,784,925)	$(340,163)

*	The numbers listed here for “Total Assets” include assets that belong to the Companies and the Companies claim are being wrongfully held by Oak Harbor Capital LLC and its affiliates. The numbers listed here for “Long Term Debt” include what the Companies believe was the correct amount of the debt to Cymbidium Restoration Trust.

Will the Company use a special purpose vehicle (SPV) in this offering?

YES

NO	X

§227.201(b) – Directors and Officers

Name	Position(s)	Joined	Other Current Occupation and Occupation During the Last Three Years
Jorge P. Newbery	Manager of the Manager of the Company Manager of the Manager of AHP 2015A+ CEO of AHP Servicing	2008	Mr. Newbery is the Founder of American Homeowner Preservation LLC and all its affiliates, including AHP 2015A+ and AHP Servicing. During the last three years, Mr. Newbery has devoted substantially all his time to managing this group of companies and related businesses.
Karen Kamphausen	Vice President of Trading	2016

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Additional Information About Officers, Directors, Managers and Key Contractors

Jorge P. Newbery

Mr. Newbery founded American Homeowner Preservation LLC in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. He was the President of Budget Real Estate Inc. from1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Even 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Karen Kamphausen

Mrs. Kamphausen has over 30 years experience in trading and managing distressed debt.

§227.201(c) – Identify Each Person Who Owns 20% or More of the Voting Power

Directly or indirectly, Mr. Newbery controls both Companies.

§227.201(d) – The Business and Business Plan

Summary

Both Companies are in the business of buying and resolving distressed first mortgage loans, i.e., mortgage loans that are currently, or have recently been, in default (“Mortgage Loans”). The Companies try to resolve the Mortgage Loans by modifying them (changing their terms to make them affordable for the homeowner) or, as a last resort, foreclosing on and eventually selling the real estate securing the Mortgage Loans (the “REO Assets”).

For regulatory reasons, the Companies hold the Mortgage Loans and REO Assets in special-purchase trusts (the “Trusts”) rather than directly.

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In addition, AHP Servicing was in the business of servicing Mortgage Loans, i.e., collecting payments and otherwise providing the services typically performed by mortgage loan servicers. It is no longer in that business.

On October 7, 2022, the Trusts entered into an agreement captioned “Mortgage Loan Sales Agreement with Repurchase Obligations” (the “Loan Agreement”) with Cymbidium Restoration Trust (“Cymbidium”). The principal terms of the Loan Agreement were as follows:

●	Cymbidium would lend $19.75 million to the Companies (the “Loan”).

●	Cymbidium would receive, as repayments of the Loan, the net proceeds of any sales of the specified Mortgage Loans or REO Assets as well as any payments made by the borrowers with respect to the Mortgage Loans.

On March 15, 2023, the Loan Agreement was amended. The principal terms of the amendment were as follows:

●	Additional Mortgage Loans and REO Assets were added to those specified in the original Loan Agreement.

●	Cymbidium would manage a specified group of Mortgage Loans and REO Assets on behalf of the Trusts.

●	Cymbidium would receive a management fee, in addition to repayment of the Loan.

●	Cymbidium promised to use “its best efforts in good faith to maximize the recovery” with respect to the Mortgage Loans and REO Assets under its management.

By October 2023 the Trusts had repaid the Loan in full and, in fact, had overpaid by more than $3.3 million. However, Cymbidium disagreed with our calculation and claimed that the Trusts still owed $281,612.10. After correspondence back and forth, Cymbidium filed a lawsuit on November 17, 2023.

We believe our calculations are correct. In fact, we have offered to pay an auditor to confirm the amounts paid and received. Cymbidium has declined our offer. In a telephone conversation Cymbidium threatened to “incinerate” us by forcing us to spend money on legal fees, regardless of the merits of our claims or theirs.

Not only have the Trusts overpaid the Loan, we have also learned that Cymbidium and its affiliates have improperly been transferring assets from the Trusts to themselves. Consequently, the Trusts have filed legal claims including conversion (a legal term for theft), violations of the Real Estate Settlement Procedures Act, unjust enrichment, constructive fraud, breach of fiduciary duty, and tortious (wrongful) interference with our business relationships. The defendants include:

●	Cymbidium

●	Oak Harbor Capital LLC, the parent company of Cymbidium.

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●	Magerick, LLC, an affiliate of Oak Harbor Capital LLC, to which assets have been transferred unlawfully.

●	Atlantica, LLC, an affiliate of Oak Harbor Capital LLC, which transferred assets from the Trusts unlawfully.

●	Land Home Financial Services, Inc., the servicer of the Mortgage Loans and REO Assets in question

●	South Watuppa, LP, a broker and service provider that has participated in the unlawful transfer of assets from the Trusts.

●	Weinstein & Riley, a law firm of which William Weinstein, the principal of Oak Harbor Capital LLC, is a member, which prepared the assignments and deeds for the unlawful transfer of assets from the Trusts.

●	WWR Management, LLC, an affiliate of Oak Harbor Capital LLC that received fees from the Trusts while performing no services that we are aware of.

If our claims are successful, as we expect, we will be entitled to substantial monetary damages from the defendants, as well as a return of the remaining assets. This will free up the Mortgage Loans and REO Assets owned by the Trusts, to be resolved and/or disposed of in the normal course of our business. Our complaint requests reimbursement of our legal fees and triple damages, where applicable under the governing law.

We refer to the litigation, both defending and prosecuting claims, as the “Litigation.” We are raising capital to fund the legal fees and other costs associated with the Litigation, pay essential operating expenses during the pendency of the litigation, and pay costs associated with this capital raise.

Additional Information

Both Companies have offered and sold securities under SEC Regulation A (17 CFR §230.251 et seq). You can find more information about both companies by using the “Company Search” features at the SEC’s website, EDGAR:

For AHP 2015A+:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001667307&owner=exclude&count=40&hidefilings=0

For AHP Servicing:

https://www.sec.gov/cgi-bin/browse-edgar?company=AHP+Servicing&match=&CIK=&filenum=&State=&Country=&SIC=&owner=exclude&Find=Find+Companies&action=getcompany

Please note, however, that because of financial difficulty caused in large measure by the Litigation, neither AHP 2015A+ nor AHP Servicing has been able to file all the reports required by the SEC. Hence, the information on EDGAR is not up-to-date in all respects.

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§227.201(e) – Number of Employees

AHP 2015A+ has no employees and AHP Servicing has three employees, full-time and part-time.

§227.201(f) – Risks of Investing

Required Statement:

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, Investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

Additional statement:

There are many risks to consider when making this investment. Please see EXHIBIT A for a more expansive list of potential risks associated with an investment in the Company.

§227.201(g) – The Offering

The minimum amount the Companies are trying to raise in this Offering – our “target amount” – is $100,000, with a maximum $1,235,000.

If we have not raised at least the target amount by May 15, 2024 – our “offering deadline” – then we will terminate the Offering. In that case no securities will be sold in the Offering, investment commitments will be cancelled and committed funds will be returned to investors. Investments made by our principals and affiliates will count toward reaching the target amount.

If we do raise the target amount by the offering deadline then we will take the money raised and begin to use it. We will also continue trying to raise money up to our $1,235,000 maximum.

If we reach our target amount before the offering deadline, we intend to close the offering early, but only if the offering has been publicly available on the funding portal’s platform for at least 21 days and we provide at least five days’ notice of the new offering deadline.” After the target amount is raised, we will continue trying to raise money up to our $1,235,000 maximum and have interim “closings” where we transfer the money for Company use.

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The funding portal will notify you when and if we reach our target and maximum amounts.

The Company may terminate the Offering at any time.

§227.201(h) – Commitments that Exceed the Target Offering Amount

Will the Company accept commitments that exceed the Target Offering Amount?	_____X____ Yes ___________ No
What is the maximum you will accept in this Offering?	$1,235,000.00
If Yes, how will the Company deal with the oversubscriptions?	We will accept on a first-come, first-served basis.

§227.201(i) – How the Companies Intends to Use the Money Raised in the Offering

The Companies will use about $30,000 of the money raised in the Offering to pay the out-of-pocket expenses of the Offering, such as legal and accounting fees.

The Companies will pay the funding portal a fee equal to 1.5% of the amount of money raised.

All the rest of the money raised will be devoted to paying for legal fees and other costs incurred in the Litigation, as we as paying certain essential costs of maintaining the Companies.

The following summarizes how we expect to use the money:

	If We Raise $100,000	If We Raise $1.235M
Costs of Offering	$30,000	$30,000
Legal Fees & Costs of Litigation	$70,000	$900,000
Trustee Fees to U.S. Bank Trust NA	$0	$75,000
One Year of Salaries for (i) VP of Trading, and (ii) Investor Relations Assistant	$0	$180,000
Accounting, Legal, & Administration	$0	$50,000

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§227.201(j) – The Investment Process

To Invest

●	Review this Form C on https://www.invown.com/;

●	If you decide to invest, press the Invest button

●	Follow the instructions

The minimum amount you can invest in the offering is $500. Investments above the minimum may be made in increments of $10. The Companies will not sell and issue fractional shares.

As part of the investment process, you will be asked to sign our Investment Agreement, which is attached as EXHIBIT B, and which provides, among other things, that you will become a party to the Limited Liability Company Agreements of the Companies as a “Member” thereunder.

To Cancel Your Investment

You can cancel all or any portion of your investment commitment until 11:59 pm EST on April 26, 2024 (48 hours before the offering deadline).

To cancel your investment, log onto your account at invown.com, go to your dashboard and click on the “Cancel” button next to your investment. If you need assistance, send an email to info@invown.com, including your name and the name of the Company.

If you do not cancel your investment commitment by that time and date, your money will be released to the Company upon closing of the offering and you will receive securities in exchange for your investment.

For more information about the investment and cancellation process, see the Educational Materials on Invown’s platform.

§227.201(k) – Material Changes

Required Statement

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor’s investment commitment will be cancelled, and the committed funds will be returned.

NOTE TO INVESTORS: A “material change” means a change that an average, careful investor would want to know about before making an investment decision. A material change could be good or bad. If a material change occurs after you make an investment commitment but before the offering closes, then Invown will notify you and ask whether you want to invest anyway. If you do not affirmatively choose to invest within five business days, then your commitment will be cancelled, your funds will be returned to you, and you will not receive any securities.

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§227.201(l) – Price of the Securities

The Company is offering “securities” in the form of Litigation Support Shares. The price is $10 for each Litigation Support Share.

We arrived at the price as follows:

●	We estimated how much money we need for the Litigation.

●	We estimated what we believe is a fair return to investors.

●	We decided how many Litigation Support Shares to issue.

●	That allowed us to calculate the price of each Litigation Support Share.

§227.201(m) – Terms of the Securities

Overview

The Companies are offering “securities” in the form of limited liability company interests, which we refer to as “Litigation Support Shares.” When you purchase Litigation Support Shares, you will become an owner of both Companies, which are Delaware limited liability companies. Your ownership will be governed by (i) the Limited Liability Company Agreement of AHP 2015A+ dated January 22, 2016, (ii) a First Amendment of Limited Liability Company Agreement of AHP 2015A+ dated March 25, 2024, (iii) the Third Amended and Restated Limited Liability Company Agreement of AHP Servicing LLC dated October 4, 2018, (iv) an Authorizing Resolution of AHP Servicing dated March 25, 2024, and (v) any amendments to those agreements. All the agreements together are referred to as the “LLC Agreements.” Copies of the LLC Agreements are attached as Exhibit C.

Your Right to Distributions

If either Company has money to distribute after paying its share of the costs of the Litigation, it will make distributions as follows.

●	First, all the money will be distributed to the owners of Litigation Support Shares until each owner has received a full return of his, her, or its investment.

●	Second, any remaining money will be distributed to the owners of Litigation Supports Shares until each owner has received a cumulative, compounded return of 15% per year on his, her, or its investment.

●	Third, any remaining money will be distributed to other investors in the Companies, per the LLC Agreements.

Thus, the owners of Litigation Support Shares have the right to receive distributions before anyone else, but there will be no “due date” for repayment. This investment is not a loan.

For any year that the Company realizes a taxable profit or gain, the Company will try to distribute at least enough money to you to pay any associated Federal and State income tax liabilities.

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Source of Distributions

The Companies expect to have several sources from which to make distributions:

●	They expect to recover substantial monetary damages (money) in the Litigation.

●	Through the Litigation, they expect to recover approximately $63,778,847 of mortgage loans owned by the Companies, which are secured by approximately $67,988,724 of real estate (houses).

●	Both Companies own other assets which they expect to dispose of in the ordinary course of business.

The Funding Agreement

The Companies have entered into an agreement captioned “Funding Agreement” and dated March 22, 2024 (the “Funding Agreement”). Under the Funding Agreement, each Company agrees to fund a portion of the amount due to the owners of Litigation Support Shares – 25% by AHP 2015A+ and 75% by AHP Servicing (based on the value of each Company’s assets involved in the Litigation) – and agrees that the distributions to the owners of Litigation Support Shares have precedence over distributions to any other investors.

A copy of the Funding Agreement is attached as Exhibit D.

No Voting Rights

Although you will be an owner of the Companies, you will generally not have the right to vote or otherwise participate in the management of the Companies. Instead, the manager of each Company will control all aspects of the Company’s business. For all practical purposes you will be a passive Investor.

Other Classes of Securities

AHP 2015A+ has two other classes of securities issued and outstanding:

●	The holders of “Class A Interests” have the right to receive a full return of their investment plus a 12% annual return, before any distributions are made to the holders of the “Class M Interests.”

●	The holders of the “Class M Interests” have the right to receive all distributions after the holders of the “Class A Interests” receive a full return of their investment plus a 12% annual return.

AHP Servicing has two other classes of securities issued and outstanding:

●	The holders of “Series A Preferred Stock” have the right to receive a full return of their investment plus a 10% annual return, before any distributions are made to the holders of the “Common Stock.”

●	The holders of the “Common Stock” have the right to receive all distributions after the holders of the “Series A Preferred Stock” receive a full return of their investment plus a 10% annual return.

The rights of the Class A Interests and the Series A Preferred Stock to receive distributions are subordinate to the rights of the Litigation Support Shares.

Limits on Transfer

In general, your Litigation Support Shares are freely transferable. However, there are several practical obstacles to selling your Litigation Support Shares:

●	The Company has the right to impose conditions to ensure the transfer doesn’t violate any laws or impose any special conditions on the Company.

●	There will be no ready market for your interest, as there would be for publicly traded stock.

●	By law, for a period of one year, you won’t be allowed to transfer your investment except (i) to the Company itself, (ii) to an “accredited” investor, (iii) to a family member or trust, or (iii) in a public offering of the Company’s shares.

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An “accredited investor” includes:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person.

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65).

The full legal definition of “accredited investor” can be found in 17 CFR §230.501(a), found here.

As a result, you should plan to hold your Litigation Support Shares until the Company is dissolved.

Modification of Securities

The terms of the Litigation Support Shares may be modified by the Company and holders of a majority of the Litigation Support Shares.

Obligation to Contribute Capital

Once you pay for your investment you will have no obligation to contribute more money to the Companies, and you will not be personally obligated for any debts of the Companies. However, under some circumstances you could be required by law to return some or all of a distribution you receive from the Companies. For example, if a Company paid a dividend at a time when it was insolvent, investors could be required to return the dividend.

Preemptive Rights

You will not have preemptive rights, i.e., the right to buy securities issued by either Company in the future prior to other investors.

Who Controls the Company

Mr. Newbery controls both Companies.

How the Exercise of Rights by Controlling Persons Could Affect You

The individuals who control the Companies could take many actions that would affect investors, including these:

●	They could make bad decisions, harming the Companies.

●	They could devote less time to the Companies than they requires.

●	They could issue a class of securities with rights superior to those of the Litigation Support Shares.

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●	They could enter into transactions with “insiders” on terms you believe are unfair to the Companies.

●	They could pay themselves excessive compensation.

●	They could hire friends or relatives and pay them more than they’re worth.

Risks Associated with Minority Ownership

Owning a minority interest in a Company comes with risks, including these:

●	The risk that the person running the Company will do a bad job.

●	The risk that the person running the Company will die, become ill, or just quit, leaving the Company in limbo.

●	The risk that your interests and the interests of the person running the Company aren’t really aligned.

●	The risk that you will be “stuck” in the Company forever.

●	The risks that the actions taken by the person running the Company – including those listed above under “How the Exercise of Rights by Controlling Persons Could Affect You” – won’t be to your liking or in your interest.

§227.201(n) – The Funding Portal

The Companies are offering the Litigation Support Shares through Invown Funding Portal LLC (“Invown”), which is a “funding portal” licensed by the Securities and Exchange Commission and FINRA. The SEC File number is 007-00329, the CIK number is 0001886151, and the CRD number is 312976.

Invown does not own any direct or indirect interest in either Company and there is no arrangement for Invown to acquire such an interest.

§227.201(o) – Compensation of the Funding Portal

The Companies will compensate Invown as follows:

●	Invown will receive a cash commission equal to 1.5% of the capital raised in the Offering, with a maximum of $18,525.

●	The Companies paid Invown a $999 setup fee.

●	The Companies will reimburse Invown for certain expenses related to the Offering.

§227.201(p) – Indebtedness of the Company

Neither Company has any significant indebtedness except:

●	The Loan from Cymbidium in the original principal amount of $19.75 million, which we believe has been repaid in full and is currently a subject of the Litigation.

●	Amounts owed to accountants, lawyers, and other “trade creditors” in the aggregate amount of approximately $1,000,000.

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§227.201(q) – Other Offerings of Securities within the Last Three Years

AHP 2015A+ has not offered or sold any securities during the last three years.

During the last three years, AHP Servicing sold $11,843,382.88 of its Series A Preferred Stock pursuant to an offering under Regulation A, which was qualified by the SEC January 24, 2020. The proceeds of these sales were used for the normal operations of the business, including buying distressed mortgage loans.

§227.201(r) – Transactions with “Insiders”

Both Companies engage in business transactions with the following companies in which Mr. Newbery owns an interest:

Name of Company	Description of Transactions	Approximate Volume of Transactions in 2023
Activist Legal	Legal Services	$298,451
America’s Trustee Services	Trustee Services	$100,737
preREO LLC	Mortgage sale and financing platform Real estate brokerage	$65,509
AHP Title LLC	Title Insurer	$15,527

Compensation of Officers

The officers of the Company are currently not drawing wages, salary, or benefits. We anticipate paying salaries when and if the Company is able.

§227.201(s) – Financial Condition

AHP 2015A+

Liquidity and Capital Resources

Liquidity was limited throughout 2023 due to our efforts to rapidly repay Cymbidium, the refusal by Cymbidium to return remaining cash and assets once repaid, and the resulting litigation.

Capital Expenditures and Other Obligations

The Company does not intend to make any material capital expenditures in the future.

Because of the wrongful conduct of our adversaries in the Litigation, the Company has been unable to routinely meet financial obligations over the last year.

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Historical Results of Operations

2023 was a challenging year for the Company. We suspended distributions to investors in the 1st quarter and spent the majority of the year focused on rapidly repaying the Cymbidium obligation. Thus, we felt both relieved and exhausted once Cymbidium was paid in full. However, when Cymbidium disputed the repayment and the matter transitioned to litigation, the Company and what was left of our depleted team were in an exhausted and fragile state. Our ability to meet our obligations on a timely basis became particularly challenged in the 4th quarter, especially when coupled with our need to prioritize payment of the costs of litigation.

Changes and Trends

The continued strong real estate market, supported by limited inventory and home prices which remain near historical highs, is helpful to the value of AHP’s portfolio. That said, today’s real estate market defies decades of healthy economic cycles featuring both expansion and contraction. The market mutation which we are experiencing today is largely the result of artificial elements such as economic cash infusions and interest rate cuts introduced into the market during the COVID pandemic. Although these elements have now largely been removed, the impact continues to be felt. Our economy, and the real estate market in particular, are well overdue for a healthy contraction. Historically, the size of the expansion often dictates the size of the contraction. If this holds true, the contraction which eventually occurs will be of a magnitude not previously witnessed.

How does this impact the Company? Just as the continued strong real estate market has been helpful to the value of the Company’s assets, to the extent that the Cymbidium litigation impacts our ability to exit prior to a contraction, a hobbled real estate market post-contraction would be unhelpful to the value of the Company’s assets.

AHP SERVICING

Liquidity and Capital Resources

Liquidity was limited throughout 2023 due to our efforts to rapidly repay Cymbidium, the refusal by Cymbidium to return remaining cash and assets once repaid, and the resulting litigation.

Capital Expenditures and Other Obligations

The Company does not intend to make any material capital expenditures in the future.

Because of the wrongful conduct of our adversaries in the Litigation, the Company has been unable to routinely meet financial obligations over the last year.Historical Results of Operations

2023 was a challenging year for the Company. We suspended distributions to investors in the 1st quarter and spent the majority of the year focused on rapidly repaying the Cymbidium obligation. Thus, we felt both relieved and exhausted once Cymbidium was paid in full. However, when Cymbidium disputed the repayment and the matter transitioned to litigation, the Company and what was left of our depleted team were in an exhausted and fragile state. Our ability to meet our obligations on a timely basis became particularly challenged in the 4th quarter, especially when coupled with our need to prioritize payment of the costs of litigation.

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Changes and Trends

The continued strong real estate market, supported by limited inventory and home prices which remain near historical highs, is helpful to the value of AHP’s portfolio. That said, today’s real estate market defies decades of healthy economic cycles featuring both expansion and contraction. The market mutation which we are experiencing today is largely the result of artificial elements such as economic cash infusions and interest rate cuts introduced into the market during the COVID pandemic. Although these elements have now largely been removed, the impact continues to be felt. Our economy, and the real estate market in particular, are well overdue for a healthy contraction. Historically, the size of the expansion often dictates the size of the contraction. If this holds true, the contraction which eventually occurs will be of a magnitude not previously witnessed.

How does this impact the Company? Just as the continued strong real estate market has been helpful to the value of the Company’s assets, to the extent that the Cymbidium litigation impacts our ability to exit prior to a contraction, a hobbled real estate market post-contraction would be unhelpful to the value of the Company’s assets.

§227.201(t) – Financial Statements

Financial statements of the Companies are attached as EXHIBIT E.

§227.201(u) – Disqualification Events

NOTE TO INVESTORS: A company is not allowed to raise money using Regulation Crowdfunding if certain designated people associated with the company (including its directors or executive officers) committed certain prohibited acts (mainly concerned with violations of the securities laws) on or after May 16, 2016. (You can read more about those rules in the Educational Materials on Invown’s website). This item requires a company to disclose whether any of those designated people committed any of those prohibited acts before May 16, 2016.

Invown conducted background checks on the principals of the Companies (i.e., those covered by this rule). Copies of the background checks are available on request.

For the Companies, the answer is No, none of the designated people committed any of the prohibited acts, ever.

§227.201(v) – Updates on the Progress of the Offering

You can track our progress in raising money for the offering on Invown’s website.

227.201(w) – Annual Reports for the Company

We will file a report with the Securities and Exchange Commission annually and post the report on our website, www.ahpservicing.com/litigationsupport.com, no later than 120 days after the end of each fiscal year.

It’s possible that at some point, the Companies won’t be required to file any more annual reports. We will notify you if that happens.

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§227.201(x) – Our Compliance with Reporting Obligations

Neither Company has ever raised money using Regulation Crowdfunding before, and therefore has never been required to file any reports.

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